Exhibit 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:30 PM 04/12/2001 010180301 – 3380441

CERTIFICATE OF INCORPORATION

OF

FPD HOLDINGS CORP.

ARTICLE I

The name of the corporation is FPD Holdings Corp.

ARTICLE II

The street address of the initial registered office of the corporation is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its initial registered agent at that address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock of all classes that the corporation shall have the authority to issue is five hundred fifty thousand (550,000) shares, of which twenty-five thousand (25,000) shares are to be preferred stock, par value $0.01 per share (“Preferred Stock”), four hundred fifty thousand (450,000) shares are to be shares of common stock, par value $0.01 per share (“Common Stock”), and seventy-five thousand (75,000) shares are to be shares of Non-Voting Convertible Common Stock, par value $0.01 per share (“Non-Voting Common Stock”). Subject to the rights of the holders of any series of Preferred Stock as set forth in any resolution adopted by the Board of Directors pursuant to this Article IV, the number of authorized shares of Preferred Stock, Common Stock and Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:

(1) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

(2) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the corporation and whether such dividends shall be cumulative or noncumulative;

(3) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the corporation, and the terms and conditions of such conversion or exchange;

(4) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

(5) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation or in the event of any merger or consolidation of or sale of assets by the corporation;

(6) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

(7) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series of Preferred Stock as a class, to elect one or more directors of the corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

(8) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

Common Stock

Except as otherwise specifically required by law or as otherwise specifically provided herein or in any resolution or resolutions of the corporation’s Board of Directors providing for the issue of any particular series of Preferred Stock, the exclusive voting power of the corporation shall be vested in the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote on all matters to be voted on by the stockholders of the corporation.

Non-Voting Convertible Common Stock

(1) General. Except as otherwise provided in this Article IV, all shares of Common Stock and Non-Voting Common Stock shall be identical and shall entitle the holders thereof to the same rights, qualifications, limitations, restrictions and privileges.

(2) Voting Rights. Except as otherwise required by law, the holders of shares of Non-Voting Common Stock shall have no right whatsoever to vote on any matters to be voted on by the corporation’s stockholders, including, without limitation, any right to vote on any dissolution, sale of assets, merger or consolidation of the corporation; provided that the holders of Non-Voting Common Stock shall have the right to vote as a separate class on any merger of consolidation of the Company with or into another entity or entities, or any recapitalization or reorganization of the Company, in which shares of Non-Voting Common Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for shares of Common Stock or would otherwise be treated differently from shares of Common Stock in connection with such transaction, except that shares of Non-Voting Common Stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and. form to the voting securities received with respect to or exchanged for the Common Stock so long as (i) such non-voting securities are convertible into such voting securities on the same terms as the Non-Voting Common Stock is convertible into Common stock and (ii) all other consideration is equal on a per share basis. Notwithstanding the foregoing, holders of Non-Voting Common Stock shall be entitled to vote as a separate class on any amendment to this paragraph and any amendment, repeal or modification of any provision of this Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of Non-Voting Common Stock.

(3) Dividends. When and as dividends are declared thereon, whether payable in cash, property or securities of the corporation, the holders of Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, share for share, in such dividends; provided that if dividends are declared which are payable in shares of stock, (i) such dividends shall be declared which are payable at the same rate on both classes of stock, and (ii) any dividends payable to holders of Common Stock shall be payable in shares of Common Stock and any dividends payable to holders of Non-Voting Common Stock shall be payable in shares of Non-Voting Common Stock.

(4) Conversion.

(i) Each share of Non-Voting Common stock shall be convertible, on a share for share basis, at the option of the holder thereof, into a fully paid and nonassessable share of Common Stock for the purpose of the transfer, sale of other disposition thereof (a “sale”) to a third party purchaser that is not an “affiliate” (as defined in Rule 144(a)(l) under the Securities Act of 1933, as amended) of the holder thereof (a “Third Party”) if such sale is made (a) in a widely dispersed public offering of the Common Stock; (b) to a Third Party that, prior to such a sale, controls the Company for purposes of the Bank Holding Company Act of 1956, as amended; (c) to a Third Party that, after such sale, is the beneficial owner (directly or indirectly) of not more than two percent (2%) of the outstanding voting stock of the Company having power to elect directors (d) in a transaction that complies with Rule 144 (or any successor thereto) under the Securities Act of 1933, as amended; or (e) by Paribas North America or The CIT Group/Equity Investments, Inc. or any of their respective affiliates in a transaction approved in advance by the Board of Governors of the Federal Reserve System as being in compliance with the requirements of the Bank Holding Company Act of 1956, as amended, and any rules and regulations or interpretations promulgated by the Board of Governors of the Federal Reserve System pursuant thereto.

(ii) In addition to the conversion rights contained in the immediately preceding paragraph, subject to and upon compliance with the provisions hereof, shares of the Non-Voting Common Stock may, at the election of the holder thereof, be converted into shares of Common Stock at any time if, and only if, (a) such holder is the original holder of such shares of Non-Voting Common Stock and such holder is not a bank holding company registered under the Bank Holding Company Act of 1956 (“Bank Holding Company”) or an affiliate of a Bank Holding Company or (b) if such holder is the original holder of such shares of Non-Voting Common Stock and such holder is a Bank Holding Company or an affiliate of a Bank Holding Company, such original holder does not hold, and as a result of the conversion would not hold, more than five percent (5%) of the outstanding shares of Common Stock.

(iii) The ratio at which shares of Non-Voting Common Stock may be converted into shares of Common Stock in accordance with the provisions hereof shall be one (1) share of Common Stock per share of Non-Voting Common Stock so converted.

(iv) Each conversion of shares of Non-Voting Common Stock into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the corporation at any time during normal business hours, in proper form for conversion, duly endorsed or accompanied by duly executed stock powers, with signatures guaranteed by a state or national bank or a member firm of a national securities exchange, together with written notice by the holder of such Non-Voting Common Stock (a) stating (x) that such holder desires to convert the shares, or a stated number of shares, of Non-Voting Common Stock represented by such certificate or certificates into Common Stock and that (y) upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote or dispose of a greater quantity of securities of any kind issued by the corporation than such holder and its affiliates are permitted to own, control or have the power to vote or dispose of under any applicable law, regulation, rule or other governmental requirement; and (b) containing such representations and warranties as are, in the opinion of the corporation and its legal counsel, required for the lawful conversion and issuance by the corporation of Common Stock. Such conversion shall be deemed to have been effected at the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Non-Voting Common Stock as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion Shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(v) Promptly after such surrender and the receipt of such written notice, provided that the conditions contained herein have been met the corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Common Stock issuable upon such conversion and (b) a certificate representing any Non-Voting Common Stock which was represented by the certificate or certificates delivered to the corporation in connection with such conversion but which was not converted.

(vi) If the corporation in any manner subdivides or combines the outstanding shares of the Common Stock, the outstanding shares of the Non-Voting Common Stock Shall be proportionately subdivided or combined.

(vii) The issuance of certificates for Common Stock upon conversion of Non-Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance of Common Stock; provided that, if such conversion is made in connection with a transfer of such shares, then the holder shall pay such transfer fees and taxes, if any, as are normally paid in connection with such a transfer.

(viii) The corporation shall not close its books against the transfer of Non-Voting Common Stock or of Common Stock issued or issuable upon conversion of Non-Voting Common Stock in any manner which would interfere with the timely conversion of Non-Voting Common Stock as permitted herein.

(ix) The corporation will at all times reserve and keep available, out of its authorized and unissued Common Stock, solely for the purpose of issuance upon conversion of the Non-Voting Common Stock as herein provided, free from preemptive rights, such number of shares of Common Stock as shall then be issuable upon the conversion of all of the outstanding shares of Non-Voting Common Stock. All shares of Common Stock so issuable shall be deemed, when issued upon conversion of the Non-Voting Common Stock, to be duly and validly issued and fully paid and non-assessable.

(5) Miscellaneous Provisions. Nothing herein shall be construed to prevent the corporation from creating or issuing at any time or from time to time classes or series of securities enjoying preferences and rights superior to those of the Non-Voting Common Stock.

ARTICLE V

The name and address of the incorporator is as follows:

Name	Mailing Address
John L. Bland	711 Louisiana Street, Suite 2900
Houston, Texas 77002-2781

ARTICLE VI

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as director until the first annual meeting of stockholders or until his successor is elected and qualified is:

Name	Mailing Address
John D. Hawkins	Eight Greenway Plaza, Suite 702
Houston, Texas 77046

ARTICLE VII

In furtherance and not in limitation of the powers confirmed by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt and amend and repeal Bylaws of the corporation, subject to the power of the stockholders of the corporation to adopt, amend or repeal any bylaw made by the Board of Directors.

ARTICLE VIII

Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE IX

No director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as the same now exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission prior to such amendment, modification or repeal.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does hereby make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set the incorporator’s hand this 12 day of April, 2001.

/s/ John L. Bland
John L. Bland

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

FPD HOLDINGS CORP.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned corporation adopts the following Certificate of Amendment to its Certificate of Incorporation:

ARTICLE I

The following amendment to the Certificate of Incorporation was duly adopted by the shareholders of the corporation effective as of July 26, 2001:

The first sentence of Article I of the corporation’s Certificate of Incorporation is amended by the deletion in its entirety of the language therein contained and the substitution of the following therefore:

The name of the corporation is Exo-Tech Packaging Holding Corp.

ARTICLE II

The number of total shares of the corporation outstanding at the time of the adoption of such amendment was 1,000 shares, and a majority of the shares comprising this total voted in favor of the proposed amendment.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by an authorized officer this 26th day of July, 2001.

FPD HOLDINGS CORP.

By:	/s/ John D. Hawkins
Name:	John D. Hawkins
Title:	Vice President

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:30 PM 07/27/2001
010367132 – 3380441